SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12.

Moody’s Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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March 24, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 27, 2004, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York.

      The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2003 is also enclosed.

      Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, please check your proxy card or other voting instructions to see which of these options are available to you.

Sincerely,

JOHN RUTHERFURD, JR.
Chairman and Chief Executive Officer

MOODY’S CORPORATION

99 Church Street
New York, New York 10007

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

      The 2004 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 27, 2004, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect three Class III directors of the Company to each serve a three-year term and one Class II director of the Company to serve a two-year term;

2.	To approve the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan;

3.	To approve the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year 2004;

5.	To vote on one stockholder proposal, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting.

      The Board of Directors of the Company has fixed the close of business on March 1, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

JANE B. CLARK
Corporate Secretary

March 24, 2004

      Whether or not you plan to attend the meeting in person, it is important that you complete, sign, date and promptly return the enclosed form of proxy or that you give your proxy by telephone or the Internet. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card or voted by telephone or the Internet.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

      This Proxy Statement and the accompanying proxy card are being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 27, 2004, at 9:30 a.m. at the Company’s principal executive offices located at 99 Church Street, New York, New York 10007. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 24, 2004. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

      Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting in person, please retain the admission ticket.

      If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Record Date

      The Board of Directors has fixed the close of business on March 1, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 149,665,318 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

      In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Special Voting Procedures for Certain Current and Former Employees

      Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the

Moody’s Corporation Employee Stock Purchase Plan or otherwise). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 22, 2004. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

      The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

      A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

      The affirmative vote of the majority of the votes cast on the matter is required to approve the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “2001 Stock Incentive Plan”) and the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan (the “2004 Cash Incentive Plan”), provided that stockholders holding a majority of the shares outstanding on the record date actually cast votes on this matter. Abstentions are considered votes cast for this purpose, but broker non-votes are not. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered to have been cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes are not considered to have been cast at the meeting with respect to such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

      The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year ending December 31, 2004, and to approve the stockholder proposal set forth on pages 30 and 31 of this Proxy Statement. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, are not considered present at the meeting for such matter and will have no effect on the outcome of the vote. However, broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Proxies

      The enclosed proxy provides that you may specify that your shares of Common Stock be voted “For” the director nominees or to “Withhold Authority” for the nominees and “For,” “Against” or “Abstain” from voting with respect to the other proposals. The Board of Directors recommends that you vote “For” each of the four director nominees named in this Proxy Statement, “For” the approval of the 2001 Stock Incentive Plan, “For” the approval of the 2004 Cash Incentive Plan, “For” the ratification of the selection of auditors, and “Against” the stockholder proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

      It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

      Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

      Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

      If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at (212) 553-3638 or by submitting a written request to the Company’s Investor Relations Department, at 99 Church Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Corporate Structure — Spin-Off Transaction

      On December 15, 1999, the Board of Directors of The Dun & Bradstreet Corporation (“Old D&B”) announced a decision to separate into two publicly traded companies — Moody’s Corporation and The New D&B Corporation, a newly formed subsidiary corporation comprising the business of the Dun & Bradstreet operating company (“New D&B”). The separation of the two companies (the “Spin-Off”) was accomplished on September 30, 2000 through a tax-free dividend to the stockholders of Old D&B of one share of New D&B common stock for every two shares of Old D&B common stock held. After the Spin-Off, Old D&B’s only business was the Moody’s business of providing ratings and related research and services through its principal subsidiary, Moody’s Investors Service, Inc. (“Moody’s Investors Service”). Accordingly, in connection with the Spin-Off, Old D&B changed its name to “Moody’s Corporation,” and the Old D&B common stock has continued to trade on the New York Stock Exchange (the “NYSE”) under the symbol “MCO.” Concurrently, New D&B changed its name to “The Dun & Bradstreet Corporation.” References in this Proxy Statement to “Old D&B” refer to the Company for periods prior to the Spin-Off.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Common Stock and other equity securities of the Company. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

      Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2003, except as described below:

•	Due to the absence of timely information from an independent agent that administers the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”), the Company failed to file Forms 4 on a timely basis reporting the acquisition of two shares through dividend reinvestment accruals for each of Mrs. Evans, Mr. Glauber and Dr. McKinnell, directors of the Company. The Company filed the required reports promptly after obtaining the necessary information from the plan administrator.

•	In March 2003, Mr. McDaniel, the Company’s Chief Operating Officer and one of its directors, learned that without his prior knowledge, his spouse’s portfolio manager had purchased 1,000 shares of Common Stock for her account in January 2003. Since Mr. McDaniel was unaware of this transaction, the Form 4 reporting the purchase was filed late.

CORPORATE GOVERNANCE

      In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2003 the Board adopted new Corporate Governance Principles and amended the charters of its Audit Committee and its Governance and Compensation Committee. A copy of the Company’s Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Corporate Governance Principles.” A copy of the amended charter of the Audit Committee is attached to this Proxy Statement as Appendix A, and it and the amended charter of the Governance and Compensation Committee are also available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Committee Charters.” Copies may also be obtained upon request, addressed to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

      During 2003, the Board of Directors met six times and had two standing committees, an Audit Committee and a Governance and Compensation Committee, which also performs the functions of a nominating committee. All directors attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which they served (during the periods that he or she served) in 2003.

      Directors are encouraged to attend the Annual Meeting. All of the Company’s directors were in attendance at the 2003 Annual Meeting.

The Audit Committee

      The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Independent Auditors, and of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

      The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the Company’s Independent Auditors. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its chair to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee chair report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

      The members of the Audit Committee are Mr. Glauber (Chairman), Mr. Adams, Mrs. Evans, Senator Mack and Dr. McKinnell, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Glauber and Dr. McKinnell is an “audit committee financial expert” under the SEC’s rules.

      The Audit Committee held seven meetings during 2003.

The Governance and Compensation Committee

      On July 22, 2003, the Board of Directors changed the name of the Compensation and Nominating Committee of the Board of Directors to the Governance and Compensation Committee to more appropriately reflect the corporate governance functions of the committee.

      The functions of the Governance and Compensation include identifying and evaluating possible candidates to serve on the Board and recommending director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

      The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the Chief Executive Officer (the “CEO”), and by evaluating their performance) and oversees, and makes recommendations to the Board regarding, compensation arrangements for the CEO and for certain other executives. The Committee also administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans, including the Company’s key employees’ stock incentive plans.

      The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience and skills, independence, judgment and integrity, his or her ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

      The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2005 annual meeting, this deadline is December 28, 2004.

      The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration. The Company paid a fee to a search firm which assisted in identifying candidates for nomination to the stockholders at this Annual Meeting.

      Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

      The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Adams, Mrs. Evans and Senator Mack, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles.

      The Governance and Compensation Committee met five times during 2003.

Codes of Business Conduct and Ethics

      The Company has adopted a code of ethics that applies to its CEO, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Codes of Business Conduct and Ethics.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.

      The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, the code of ethics by posting such information on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Codes of Business Conduct and Ethics.”

Director Independence

      To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth below and are also included in the Company’s Corporate Governance Principles. The Board has determined that Mr. Adams, Mrs. Evans, Mr. Glauber, Senator Mack and Dr. McKinnell, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the NYSE listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

      An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1. the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2. the director is, or in the past three years has been, affiliated with or employed by the Company’s outside auditor, or a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by the Company’s outside auditor;

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives serves or served in the past three years on the compensation committee;

4. the director, or a member of the director’s immediate family, receives or has in the past three years received any direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5. the director is an executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6. the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company contributes under matching gifts programs are not included in the payments calculated for purposes of this standard.)

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

      The Company’s independent directors routinely meet in executive session, without the presence of management directors or other members of management. Those sessions are presided over by the chairman of the Audit Committee or of the Governance and Compensation Committee, depending upon the primary topic to be discussed at the session.

Communications with Directors

      The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the directors who preside over executive sessions of the Board, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.

      All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Compensation Committee Interlocks and Insider Participation

      During the last fiscal year, Messrs. Adams and Glauber, Mrs. Evans, Senator Mack and Dr. McKinnell served on the Governance and Compensation Committee. Mr. Glauber served on the Governance and Compensation Committee until July 21, 2003. Mr. Glauber is chairman and chief executive officer of NASD, and Mr. Rutherfurd serves as a director of NASD.

Compensation of Directors

      Non-employee directors receive a combination of cash and equity compensation for serving on the Board of Directors.

      In 2003, each non-employee director received an annual retainer of $60,000, in quarterly installments. Until his retirement on October 1, 2003, Mr. Alexander received an annual retainer of $125,000 in quarterly installments as the non-executive chairman of the Board. The chairman of each of the Audit Committee and the Governance and Compensation Committee received an additional annual fee of $10,000, in quarterly installments. There were no separate meeting fees in 2003.

      In February 2003, each non-employee director received a grant of $90,000 worth of restricted stock under the 1998 Directors Plan. The restricted stock vests in three equal annual installments. Mr. Alexander received a grant for 2003 of $225,000 worth of restricted stock under the 1998 Directors Plan as the Company’s non-executive chairman.

      A non-employee director, including the non-executive chairman, may elect to defer receipt of all or a portion of his or her retainer until after termination of Board of Directors service. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the employee Profit Participation Plan as selected by the director. Upon the occurrence of a change-in-control of the Company, a lump sum payment shall be made to each director of the amount credited to the director’s deferred account on the date of the change-in-control, and the total amount credited to each director’s deferred account from the date of the change-in-control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers given on or before the date of the change-in-control shall be effective as of the date of the change-in-control rather than the end of the calendar year.

      Effective October 1, 2003, Clifford L. Alexander, Jr. retired as the non-executive chairman of the Board of Directors in accordance with the Company’s policy of recommending that directors who reach age 70 retire from the Board. This retirement policy, which had been suspended by the Company’s predecessor — The Dun & Bradstreet Corporation — prior to the time that Moody’s became a separate publicly traded company, was unanimously reinstated by the Board in July 2003. In light of the Board’s reinstatement of the retirement policy for directors during Mr. Alexander’s term and of Mr. Alexander’s decision to retire from the Board, the Board approved a compensation payment of $325,000 to Mr. Alexander, which was paid in October 2003, and amended Mr. Alexander’s restricted stock holding to release, effective as of February 25, 2004, all restrictions on the restricted shares granted to Mr. Alexander in February 2003.

      Mr. Alexander is also a participant in the Moody’s Corporation Nonfunded Deferred Compensation Plan for Non-Employee Directors, pursuant to which $165,977 had been credited and accrued to his plan account as of December 31, 2003 and which will be distributed pursuant to Mr. Alexander’s prior election. Mr. Alexander also received a payment of $722,297 on January 14, 2004, pursuant to the 1998 Moody’s Corporation Replacement Plan for Certain Non-Employee Directors Holding Dun & Bradstreet Corporation Equity-Based Awards with respect to his phantom stock unit share-equivalent balance as of December 31, 2003.

ELECTION OF DIRECTORS

      The Board of Directors has nominated Raymond W. McDaniel, Jr. and John Rutherfurd, Jr. for re-election, and Basil L. Anderson for election, as Class III directors, each for a three-year term expiring in 2007. The Board also has nominated John K. Wulff for election as a Class II director for a two-year term expiring in 2006. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. Each of Messrs. McDaniel and Rutherfurd is currently a member of the Board of Directors. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted for the election of such other person for director as management may recommend in the place of such nominee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE CLASS III NOMINEES AND THE CLASS II NOMINEE LISTED BELOW.

      The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below. Hall Adams, Jr., the Company’s director since 1992, will not be standing for re-election. After over 12 years of valued service, he will retire just before the Annual Meeting.

NOMINEES FOR DIRECTORS

Class III Directors Whose Terms Expire in 2007

Basil L. Anderson

Director nominee

      Basil L. Anderson, age 58, has served as vice chairman of Staples, Inc. since September 2001. Prior to joining Staples, Mr. Anderson served as executive vice president and chief financial officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including vice president and chief financial officer from February 1993 until December 1995. In addition to serving on the board of Staples, Mr. Anderson is a director of Hasbro, Inc. and Charles River Associates Incorporated. Mr. Anderson’s nomination for election as a director was first proposed to the Governance and Compensation Committee by a third-party search firm.

Raymond W. McDaniel, Jr.

Director since April 2003

      Raymond W. McDaniel, Jr., age 46, has served as the Company’s Chief Operating Officer since January 2004, and has served as President of Moody’s Investors Service since November 2001. Mr. McDaniel served as the Company’s Executive Vice President, Global Ratings and Research, from April 2003 to January 2004, as Senior Vice President, Global Ratings and Research, from April 2001 to April 2003, and as Senior Vice President, International, from October 2000 to April 2001. Mr. McDaniel served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service from April 2001 to November 2001, and as Managing Director, International, from 1996 to April 2001.

John Rutherfurd, Jr.

Director since May 2000

      John Rutherfurd, Jr., age 64, is the Chairman and CEO of the Company. Mr. Rutherfurd served as President and CEO of the Company from October 2000 to October 2003. He served as President of Moody’s Investors Service from January 1998 to November 2001, and as the Chief Administrative Officer of Moody’s Investors Service from 1996 to January 1998. Mr. Rutherfurd also served as Managing Director of Moody’s Holdings, Inc. from 1995 to 1996, and served as president of Interactive Data Corporation (“IDC”), a wholly-owned subsidiary of Old D&B, from 1985 to 1989 and from 1990 until IDC was sold by Old D&B in September 1995. Mr. Rutherfurd is also a director of NASD and ICRA Limited, a credit rating agency in India.

Class II Director Whose Term Expires in 2006

John K. Wulff

Director nominee

      John K. Wulff, age 55, is non-executive chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, a position he has held since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was chief financial officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as vice president and principal accounting officer from January 1989 to December 1995, and controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor firms (accounting and consulting firms). In addition to serving on the board of Hercules, Mr. Wulff is a director of Sunoco, Inc. Mr. Wulff’s nomination for election as a director was first proposed to the Governance and Compensation Committee by a third-party search firm.

CONTINUING DIRECTORS

Class II Director Whose Term Expires in 2006

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

      Henry A. McKinnell, Jr., age 61, is chairman of the Governance and Compensation Committee and is a member of the Audit Committee of the Board of Directors. Dr. McKinnell is chairman and chief executive officer of Pfizer Inc., a research-based global health care company. He has served as Pfizer Inc.’s chairman since May 2001 and as its chief executive officer since January 2001. He served as president of Pfizer Inc. from May 1999 to May 2001, and as president of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as chief operating officer of Pfizer Inc. from May 1999 to December 2000, and executive vice president from 1992 to 1999. In addition to serving on the board of Pfizer Inc., Dr. McKinnell is a director of ExxonMobil Corporation and John Wiley & Sons, Inc.

Class I Directors Whose Terms Expire in 2005

Mary Johnston Evans

Director since June 1990

      Mary Johnston Evans, age 74, is a member of the Audit and Governance and Compensation Committees. Mrs. Evans was vice chairman of the board of Amtrak (National Railroad Passenger Corporation) from 1975 to 1979. Mrs. Evans served as a director of Delta Airlines from October 1982 until her retirement in April 2002, of Sunoco, Inc. from 1980 until her retirement in March 2002, of Household International from 1977 until her retirement in May 2002, and of Baxter International from 1986 until her retirement in 2000. Mrs. Evans is a director of Saint-Gobain Corporation.

Robert R. Glauber

Director since June 1998

      Robert R. Glauber, age 65, is chairman of the Audit Committee. Mr. Glauber has served as chairman and chief executive officer of NASD since September 2001. From November 2000 to September 2001, Mr. Glauber served as president and chief executive officer of NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University, where he taught courses on financial regulation and public policy. Prior to joining the Kennedy School, Mr. Glauber served as Under Secretary of the Treasury in the Bush Administration from 1989 to 1992. Mr. Glauber is also a director of the American Stock Exchange and XL Capital Ltd.

Connie Mack

Director since December 2001

      Connie Mack, age 63, is a member of the Audit and Governance and Compensation Committees. Senator Mack has served as a senior policy advisor at Shaw Pittman, LLP since February 2001. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference chairman from 1997 to 2001, chairman of the Joint Economic Committee from 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack is also a director of Darden Restaurants, EXACT Sciences Corporation, Genzyme Corporation, LNR Property Corporation, Mutual of America Life Insurance Company and the H. Lee Moffitt Cancer Center.

APPROVAL OF AMENDED AND RESTATED

2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN

      On February 26, 2001, the Board of Directors adopted the 2001 Stock Incentive Plan, which became effective on April 23, 2001, and which provides for grants of stock options and other equity-based awards to key employees and consultants of the Company and its subsidiaries.

      On January 1, 2003, the Company adopted, on a prospective basis, the fair value method of accounting for stock-based compensation under Statement of Financial Accounting Standards No. 123. Therefore, stock options granted on and after January 1, 2003 are being expensed by the Company over the option vesting period, based on the estimated fair value of the award on the date of grant.

      On March 22, 2004, the Board of Directors approved the amendment and restatement of the 2001 Stock Incentive Plan, subject to stockholder approval at the Annual Meeting, to provide for the following changes:

•	The 2001 Stock Incentive Plan previously reserved and made available for distribution thereunder 5,800,000 shares of Common Stock. As of the date of this Proxy Statement, approximately 2,016,000 shares remain available for issuance in connection with future grants under the 2001 Stock Incentive Plan. In addition, approximately 700,000 shares remain available for issuance in connection with future grants under the 1998 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “1998 Stock Incentive Plan”). In 2003, options to acquire a total of approximately 3,605,900 shares were awarded to employees of the Company, including executive and non-executive officers, under the 2001 Stock Incentive Plan and the 1998 Stock Incentive Plan. As a result of the limited number of remaining shares available for new awards under those plans, the Board of Directors believes that it is appropriate at this time to amend the 2001 Stock Incentive Plan in order to reserve and make available for distribution 7,000,000 additional shares for future awards.

•	The 2001 Stock Incentive Plan is being amended to limit the total number of shares that will be available for grants of awards other than stock options (that is, for unrestricted shares of Common Stock, restricted stock, restricted stock units or any Other Stock-Based Awards (as defined in the 2001 Stock Incentive Plan)) to 2,500,000 shares.

      As discussed below, the 2001 Stock Incentive Plan also is being amended to expand the class of persons eligible to participate by providing that key employees and consultants of the Company and its Affiliates (as defined in the 2001 Stock Incentive Plan), rather than Subsidiaries (as defined in the 2001 Stock Incentive Plan), are eligible to participate in the 2001 Stock Incentive Plan and to provide for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted. The amendments to the 2001 Stock Incentive Plan also include expense management and improvements in capital structure as additional criteria upon which the performance goals for a Performance-Based Award (as defined in the 2001 Stock Incentive Plan) may be based. The complete list of criteria upon which performance goals may be based and which the stockholders are now being asked to approve is set forth below under the caption “Other Stock-Based Awards.”

      A copy of the 2001 Stock Incentive Plan, as amended and restated, is attached to this Proxy Statement as Appendix B. The principal features of the 2001 Stock Incentive Plan, including the amendments thereto, are described below, but such description is qualified in its entirety by reference to the complete text of the plan. The amendments to the 2001 Stock Incentive Plan will not become effective unless stockholder approval is obtained at the Annual Meeting.

Summary of the 2001 Stock Incentive Plan

      General. The 2001 Stock Incentive Plan permits the granting of any or all of the following types of awards: (i) stock options, including incentive stock options (“ISOs”) and non-qualified stock options; (ii) stock appreciation rights (“SARs”), including limited stock appreciation rights; (iii) restricted stock; and (iv) other equity-based awards. After the proposed amendments take effect, the 2001 Stock Incentive Plan will provide that the maximum number of shares with respect to which awards may be granted is 12,800,000 (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below), whether pursuant to ISOs or otherwise.

      The 2001 Stock Incentive Plan is also being amended to limit the total number of shares that will be available for grants of unrestricted shares of Common Stock, restricted stock, restricted stock units or any Other Stock-Based Awards to 2,500,000 shares. As of the date of this Proxy Statement, approximately 2,125,860 shares (subject to adjustment in accordance with the provisions of the 2001 Stock Incentive Plan) remain available for such grants.

      The maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 400,000. Shares which are subject to awards which terminate, expire, are forfeited or lapse may be utilized again with respect to awards granted under the 2001 Stock Incentive Plan.

      Eligibility. Key employees (excluding members of the Governance and Compensation Committee and any person who serves only as a director) of the Company and its Affiliates, who from time to time are responsible for the management, growth and protection of the business of the Company and its Affiliates, and consultants to the Company and its Affiliates, are eligible to participate in the 2001 Stock Incentive Plan. Approximately 1,070 employees are currently eligible to participate in the 2001 Stock Incentive Plan. Since the adoption of the 2001 Stock Incentive Plan, no award has been granted thereunder to any consultant of the Company or any of its Subsidiaries or Affiliates.

      Administration. The 2001 Stock Incentive Plan is administered by the Governance and Compensation Committee of the Board of Directors. The Governance and Compensation Committee has the authority to select employees or consultants to whom awards are to be granted, to determine the number of options or other types of awards to be granted to such employees and consultants and to establish the terms and conditions of such awards. The Governance and Compensation Committee has the authority to interpret the 2001 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2001 Stock Incentive Plan, and to otherwise make any determination that it deems necessary or desirable for the administration of the 2001 Stock Incentive Plan. Members of the Governance and Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). The 2001 Stock Incentive Plan provides that if the CEO of the Company is a member of the Board of Directors, the Board of Directors may authorize him or her to grant awards of up to an aggregate of 100,000 shares in each year to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act or “covered employees” as defined in Section 162(m) of the Tax Code, provided that the

CEO must notify the Governance and Compensation Committee of any such grants. The Board of Directors has granted Mr. Rutherfurd, as CEO, this authority with respect to 100,000 shares for 2004.

      Adjustments Upon Certain Events. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of stock or other corporate exchange, or any distribution to stockholders of shares of Common Stock other than regular cash dividends, the Governance and Compensation Committee shall make such substitution or adjustment, if any, as it deems equitable to prevent substantial dilution or enlargement of the rights granted to participants. In the event of a Change in Control (as defined in the 2001 Stock Incentive Plan), awards granted under the 2001 Stock Incentive Plan shall accelerate as follows: (i) each stock option and SAR shall become immediately vested and exercisable; (ii) restrictions on awards of restricted shares shall lapse; and (iii) other equity-based awards shall become payable as if targets for the current period were satisfied at 100%.

      Stock Options. The 2001 Stock Incentive Plan provides that the option price pursuant to which Common Stock may be purchased shall be determined by the Governance and Compensation Committee, but shall not be less than the fair market value of the Common Stock on the date the option is granted. As of March 17, 2004, the closing price of the Common Stock was $68.69. The term of each option shall be determined by the Governance and Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant. Payment of the purchase price shall be in cash, in shares of Common Stock held for at least six months, partly in cash and partly in such shares, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, or through such other means as shall be prescribed in the award agreement. The Company currently intends that no option granted under the 2001 Stock Incentive Plan shall become exercisable in less than one year from the date of grant. If a participant’s employment terminates by reason of death or disability after the first anniversary of the date of grant, the option shall immediately vest in full and may be exercised during the five years after the date of death or disability or during the remaining stated term of the option, whichever period is shorter. Except as otherwise set forth in the 2001 Stock Incentive Plan, if a participant retires after the first anniversary of the date of grant, the option may be exercised during the shorter of the remaining stated term of the option or five years after the date of retirement, but only to the extent such option was exercisable at the time of retirement or becomes exercisable during such post-retirement exercise period as if the holder of such option were still employed by the Company or an Affiliate. If a participant’s employment terminates for any reason (other than death, disability or retirement after the first anniversary of the date of grant), each option then held by the participant may be exercised through the thirtieth day after the date of such termination, but only to the extent such option was exercisable at the time of termination. Notwithstanding the foregoing, the Governance and Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as defined by the Governance and Compensation Committee) by the Company.

      Restricted Stock and Restricted Stock Units. The 2001 Stock Incentive Plan is being amended to provide for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2001 Stock Incentive Plan. The amendments require that each grant of restricted stock and restricted stock units be evidenced by an agreement in a form approved by the Governance and Compensation Committee. The vesting of a restricted stock award or restricted stock unit granted under the 2001 Stock Incentive Plan may be conditioned upon the completion of a specified period of employment with the Company or an Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Governance and Compensation Committee may determine in its sole discretion. If a participant’s employment terminates by reason of death, disability or retirement after the first anniversary of the date of the award of restricted stock or restricted stock units, the restricted stock or restricted stock units will immediately vest in full and all restrictions on such awards will terminate. If a participant’s employment terminates for any reason other than death, disability or retirement, a participant’s unvested restricted stock and restricted stock units shall be forfeited. Notwithstanding the foregoing, the Governance and Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as defined by the Governance and Compensation Committee) by the Company. Except as provided in the applicable agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a participant shall have the right to vote and receive dividends on the shares of restricted stock granted to him or her under the 2001 Stock Incentive Plan. Unless otherwise provided in the applicable agreement, any shares received as a dividend on such restricted stock or in connection with a stock split of the shares of restricted stock shall be subject to the same restrictions as the restricted stock. Restricted stock units may not be assigned, transferred or otherwise encumbered or disposed of by the participant until such restricted stock units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the restricted stock unit (unless a deferral election has been made), certificates for shares shall be delivered to the participant or his or her legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable, in a number equal to the shares covered by the restricted stock unit. A participant may elect to defer receipt of his certificates beyond the vesting date for a specified period or until a specified event, subject to the Governance and Compensation Committee’s approval and to such terms as are determined by the Committee in its discretion, provided that any such deferral election is made at least one year (or such shorter period as may be determined by the Committee) prior to the date on which the restricted stock unit would vest.

      Stock Appreciation Rights. The Governance and Compensation Committee has the authority under the 2001 Stock Incentive Plan to grant SARs independent of or in connection with stock options. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, times the number of shares covered by the portion of the SAR so exercised. Each SAR granted in connection with an option or a portion thereof entitles a participant to surrender to the Company the unexercised option, or any portion thereof, and to receive in exchange therefor an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, times the number of shares covered by the option or portion thereof which is surrendered.

      Other Stock-Based Awards. The Governance and Compensation Committee also has the authority under the 2001 Stock Incentive Plan to grant awards of unrestricted shares of Common Stock, restricted stock, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based upon, the fair market value of the Common Stock. The terms and conditions of these other stock-based awards shall be determined by the Governance and Compensation Committee. Such stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Tax Code (“Performance-Based Awards”). A participant’s award is based on the attainment of one or more pre-established, objective performance goals established in writing by the Governance and Compensation Committee (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals are based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Governance and Compensation Committee determines. To the degree consistent with Section 162(m) of the Tax Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The 2001 Stock Incentive Plan provides that the maximum amount of a performance-based award to any participant for any fiscal year of the Company shall be $5,000,000.

      Amendments to the 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan may be amended by the Board of Directors or the Governance and Compensation Committee, except that no amendment may be made which, without the approval of the stockholders of the Company, would (except as provided in Section 10 of the 2001 Stock Incentive Plan) increase the total number of shares reserved or change the maximum number of shares which may be granted to any participant, or that otherwise would require stockholder approval under NYSE rules or applicable law. Subject to the foregoing, with respect to participants who reside or work outside of the United States and who are not, and who are not expected to be, “covered employees” (as defined in Section 162(m) of the Tax Code), the Governance and Compensation Committee may amend the terms of the 2001 Stock Incentive Plan or awards granted thereunder in order to conform such terms with the requirements of local law.

      Transferability. Awards under the 2001 Stock Incentive Plan are not transferable otherwise than by will or by the laws of descent or distribution, except that the Governance and Compensation Committee may authorize stock options (other than ISOs) to be granted on terms which permit irrevocable transfer for no consideration by the participant to (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, parent-in-law, child-in-law or sibling-in-law, including adoptive relationships, of the participant, (ii) any trust in which these persons have more than 50% of the beneficial interest, (iii) any foundation in which these persons or the participant control the management of assets and (iv) any other entity in which these persons or the participant own more than 50% of the voting interests. In addition, the Governance and Compensation Committee may waive the non-transferability provisions of the 2001 Stock Incentive Plan (except with respect to ISOs) to the extent that such provisions are not required under any law, rule or regulation applicable to the Company.

      Elective Deferral. The Governance and Compensation Committee may provide that a participant may elect to defer delivery of the proceeds of an exercised option, provided that such election is in accordance with rules established by the Governance and Compensation Committee and (i) is irrevocable, (ii) is made at least two years (or such shorter period as may be determined by the Governance and Compensation Committee) prior to the date that the option otherwise would expire and (iii) is made at least one year (or such shorter period as may be determined by the Governance and Compensation Committee) prior to the date the option is exercised. Upon exercise, the amount deferred shall be credited to a deferred compensation account pursuant to a deferred compensation agreement between the participant and the Company, and shall be payable at such time and in such manner as shall be provided in such agreement, provided that the date as of which payment shall be made or payments shall commence shall be not less than two years (or such shorter period as may be determined by the Governance and Compensation Committee) subsequent to the date of exercise, but not later than the first day of the third month following the participant’s termination of employment. Each participant will have the status of a general unsecured creditor of the Company with respect to his or her deferred compensation account. A participant’s right to benefit payments under the 2001 Stock Incentive Plan with respect to the participant’s deferred compensation account may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the participant or the participant’s beneficiary.

      Effectiveness. If the 2001 Stock Incentive Plan is approved by the stockholders at the Annual Meeting, it will be effective in its amended and restated form as of April 27, 2004.

      Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences relevant to participants in the 2001 Stock Incentive Plan who are subject to federal income tax and the Company. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 2001 Stock Incentive Plan and does not address state, local or foreign tax consequences.

      A participant who is granted a non-qualified stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the market value of the stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.

      A participant who is granted an ISO satisfying the requirements of the Tax Code will not recognize income at the time the option is granted or exercised. The excess of the fair market value over the option exercise price is, however, included in determining the participant’s alternative minimum tax as of the date of exercise. If the participant does not dispose of shares received upon exercise of the option for one year after exercise and two years after grant of the option (the “Holding Period”), upon the disposition of such shares the participant will recognize long-term capital gain or loss based on the difference between the option exercise price and the fair market value of shares on the date of disposition. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the option. If the participant disposes of the shares received upon exercise of the ISO without satisfying the Holding Period requirement, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the option over the exercise price or (ii) the amount realized upon the disposition of such shares over the exercise price. Any further appreciation is taxed as short-term or long-term capital gain, depending on the participant’s holding period. In such event, the Company would be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant.

      Upon exercise of a SAR, a participant will recognize taxable income in the amount of the aggregate cash received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant. A participant will not recognize any income at the time an award of restricted stock or restricted stock units is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of restricted stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to grants of awards of both restricted stock and restricted stock units, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

      Section 162(m). The 2001 Stock Incentive Plan allows certain ISOs, non-qualified stock options, SARs and other equity-based awards to be treated as qualified performance-based compensation under Section 162(m) of the Tax Code. However, the Company may, from time to time, award compensation that is not deductible under Section 162(m) of the Tax Code.

      Other. The amounts that will be received by participants in the future under the 2001 Stock Incentive Plan are not yet determinable, as awards are at the discretion of the Governance and Compensation Committee. The numbers of shares subject to options which were awarded in 2003 under the Company’s key employees’ stock incentive plans to each of the five executive officers named in the Summary Compensation Table are set forth in the table entitled “Option Grants in Last Fiscal Year,” which follows the Summary Compensation Table.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN.

      The table below sets forth, as of December 31, 2003, certain information regarding the Company’s equity compensation plans.

Equity Compensation Plan Information

Number of
Securities Remaining
	Number of		Available for
	Securities to		Future Issuance
	be Issued		Under Equity
	Upon Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(excluding
	Options, Warrants	Outstanding Options,	Securities Reflected
Plan Category	and Rights	Warrants and Rights	in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,140,317 (1)	$31.79	7,874,231 (2)

Equity compensation plans not approved by security holders(3)	29,665	$26.59	0
Total	15,169,982	$31.78	7,874,231

(1)	Includes 1,167,787 options issued under the 2001 Stock Incentive Plan, 12,167,862 options issued under the 1998 Stock Incentive Plan, 1,649,021 options issued under the Dun & Bradstreet Corporation’s 1991 Key Employees’ Stock Incentive Plan (the “1991 Stock Incentive Plan”), 127,027 options issued under the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”) and 28,620 options issued under the Dun & Bradstreet Corporation’s 1996 Non-Employee Directors’ Stock Incentive Plan (the “1996 Directors Plan”).

(2)	Includes 4,632,213 shares and 703,018 shares available for issuance as options, stock appreciation rights or other stock-based awards under the 2001 Stock Incentive Plan and 1998 Stock Incentive Plan, respectively, 190,942 shares available for issuance as options, shares of restricted stock or performance shares under the 1998 Directors Plan, and 2,348,058 shares available for issuance under the Company’s Employee Stock Purchase Plan. No new grants may be made under the 1996 Directors Plan, which was terminated in July 1998, or under the 1991 Stock Incentive Plan, which expired by its terms in February 2001.

(3)	Reflects shares issuable under two Stock Appreciation Right Agreements (the “SAR Agreements”), between Moody’s Investors Service and a consultant to Moody’s Investors Service, which were entered into prior to the Spin-Off. Pursuant to the SAR Agreements, the consultant was awarded a stock appreciation right (“SAR”) grant in August 2000 and in October 2000, in exchange for his services. Each SAR vested on the first anniversary of the grant date, and was exercised in full on January 23, 2004, at an exercise price equal to the fair market value of the Common Stock on the date of grant. In accordance with the terms of the SAR Agreements and as determined by the Governance and Compensation Committee, payment was made by the Company in cash.

APPROVAL OF 2004 MOODY’S CORPORATION

COVERED EMPLOYEE CASH INCENTIVE PLAN

      On February 24, 2004, the Board of Directors adopted the 2004 Cash Incentive Plan, which provides for annual performance-based bonuses to members of senior management whose compensation may be subject to Section 162(m) of the Tax Code. Stockholder approval of the 2004 Cash Incentive Plan is being sought in order to ensure favorable treatment under the Tax Code. Stockholder approval will ensure that compensation awarded under the 2004 Cash Incentive Plan qualifies as “performance-based” compensation under Section 162(m) of the Tax Code.

      A copy of the 2004 Cash Incentive Plan is attached to this Proxy Statement as Appendix C. The principal features of the 2004 Cash Incentive Plan are described below, but such description is qualified in its entirety by reference to the complete text of the plan.

Summary of the 2004 Cash Incentive Plan

      Eligibility and Participation; Maximum Award. The Governance and Compensation Committee selects participants from among the “Covered Employees” (as defined in Section 162(m) of the Tax Code and the Treasury Regulations promulgated thereunder) of the Company and its subsidiaries who are in a position to have a material impact on the results of the operations of the Company or its subsidiaries. It is anticipated that between five and seven executives will participate in the 2004 Cash Incentive Plan each year. Awards are payable in cash, and the maximum award payable to any participant in any calendar year is $5,000,000, although the Company has in the past and expects in the future to pay cash bonuses that are below this amount. The maximum award was set above the Company’s anticipated award levels for executives consistent with the Section 162(m) regulations in order to allow the Governance and Compensation Committee “negative discretion” in determining actual bonus payouts while preserving the deductibility of those awards.

      Administration. The Governance and Compensation Committee selects participants, determines the size and terms of awards and the time when awards will be granted and the performance period to which they relate, establishes performance objectives and certifies when and whether such performance objectives are achieved, all in accordance with Section 162(m) of the Tax Code. The Governance and Committee also has the authority to interpret the plan, to establish, amend and rescind any rules and regulations relating 2004 Cash Incentive Plan, and to make any determinations that it deems necessary or desirable for its administration. Members of the Governance and Compensation Committee are “outside directors” as defined in the regulations under Section 162(m) of the Tax Code and may not participate in the plan.

      Performance Goals. A participant’s award is based on the attainment of one or more pre-established, objective performance goals established in writing by the Governance and Compensation Committee, for a performance period established by the Governance and Compensation Committee (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals, which must be objective, are based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Governance and Compensation Committee determines. To the degree consistent with Section 162(m) of the Tax Code, the performance goals may be calculated without regard to extraordinary or unusual items.

      Payment. The Governance and Compensation Committee determines whether the applicable performance goals have been met and certifies in writing and ascertains the amount of the cash award. In determining actual payments under the 2004 Cash Incentive Plan, the Governance and Compensation Committee may exercise negative discretion based on such objective or subjective criteria as it determines appropriate for purposes of awarding bonuses that are less than the amount determined under the foregoing pre-established, objective performance criteria. The award will be paid to a participant at a time determined by the Governance and Compensation Committee in its sole discretion after the completion of the performance period.

      Change in Control. If a participant’s employment is actually or constructively terminated during a given performance period and a “Change in Control” (as defined in the 2004 Cash Incentive Plan) shall have occurred within the 365 days immediately preceding the date of such termination, then regardless of whether such amounts are deductible, such participant will receive, promptly after his or her termination date, payment pursuant to his or her award for the affected performance period as if the performance goals for such performance period had been achieved at 100%.

      Amendment. The 2004 Cash Incentive Plan may be amended or discontinued by the Board of Directors or the Governance and Compensation Committee, except that no amendment may be made that would impair any of the rights or obligations under any award theretofore granted to a participant under the plan without his or her consent. Following a “Change in Control,” the change in control provisions of the plan may not be amended.

      Effectiveness. If approved by the stockholders at the Annual Meeting, the 2004 Cash Incentive Plan will be effective as of April 27, 2004.

      Additional Information. The amounts that will be received by participants under the 2004 Cash Incentive Plan are not yet determinable as awards are at the discretion of the Governance and Compensation Committee, and payments pursuant to such awards depend on the extent to which established performance goals are met.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MOODY’S CORPORATION COVERED EMPLOYEE 2004 CASH INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed PricewaterhouseCoopers LLP to serve as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2004. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit that selection to stockholders for ratification. PricewaterhouseCoopers LLP acted as independent accountants for the year ended December 31, 2003. Services provided to the Company by PricewaterhouseCoopers LLP in 2003 included the audit of the consolidated financial statements, limited reviews of quarterly financial statements, employee benefit plan audits, internal control reviews, consultations on various tax and accounting matters, acquisition due diligence reviews and statutory audits of non-U.S. subsidiaries.

      If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, if prior to the 2005 Annual Meeting of Stockholders PricewaterhouseCoopers LLP ceases to act as the Company’s independent accountants, or if the Audit Committee removes PricewaterhouseCoopers LLP as the Company’s independent accountants, then the Audit Committee will appoint other independent accountants whose engagement for any period subsequent to the 2005 Annual Meeting of Stockholders will be subject to ratification by stockholders at that meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2004.

FEES OF INDEPENDENT ACCOUNTANTS

Audit Fees

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002, for the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and for statutory audits of non-U.S. subsidiaries were approximately $1.0 million (including $0.1 million incurred but not billed) in 2003 and $0.9 million (including $0.3 million incurred but not billed) in 2002.

Audit-Related Fees

      The aggregate fees billed for audit-related services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002, were approximately $0.4 million and $0.5 million, respectively. Such services included acquisition due diligence reviews and related audits, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

Tax Fees

      The aggregate fees billed for tax services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002, were approximately $0.1 million and $0.6 million, respectively. Tax services rendered by PricewaterhouseCoopers LLP principally related to expatriate tax services and tax compliance.

All Other Fees

      The aggregate fees billed for all other services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002, were approximately $3,000 and $150,000, respectively. Such fees in 2002 principally related to data entry services provided to the Company’s ratings business. The Company does not anticipate that PricewaterhouseCoopers LLP will provide any future services in this area.

AUDIT COMMITTEE REPORT

      The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2003 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, who reports directly to the Audit Committee, the matters required by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees).

      The Audit Committee also has discussed with PricewaterhouseCoopers LLP its independence from the Company, including the matters contained in the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

      Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2004.

          The Audit Committee

          Robert R. Glauber, Chairman

          Hall Adams, Jr.
          Mary Johnston Evans
          Connie Mack
          Henry A. McKinnell, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2003 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (i) the number of shares of Common Stock held by directors and executive officers as of December 31, 2003 (in accordance with information supplied to the Company by them), and (ii) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2003, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

	Aggregate Number of
	Shares Beneficially		Percent of Shares
Name	Owned(1)	Stock Units(2)	Outstanding

Hall Adams, Jr.	38,036	9,981	*
Jeanne M. Dering	204,554 (3)	0	*
Mary Johnston Evans	77,963 (4)	13,441	*
Robert R. Glauber	29,680	774	*
Connie Mack	11,141	0	*
Raymond W. McDaniel, Jr.	333,295	0	*
Henry A. McKinnell, Jr.	36,906	6,025	*
Chester V.A. Murray	151,581	0	*
John Rutherfurd, Jr.	626,804	0	*
Douglas M. Woodham	80,889	0	*
All current directors and executive officers as a group (12 persons)	1,688,890	30,221	1.14%

	Aggregate Number of
	Shares Beneficially			Percent of Shares
Name	Owned		Stock Units	Outstanding

Berkshire Hathaway Inc.	24,000,000	(5)(6)	0	16.14%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company 1440 Kiewit Plaza Omaha, Nebraska 68131
Davis Selected Advisers, L.P.	9,570,549	(7)	0	6.44%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Goldman Sachs Asset Management, L.P.	8,116,940	(8)	0	5.46%
32 Old Slip New York, New York 10005

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2003, upon the exercise of vested stock options as follows: Mr. Adams – 32,360; Ms. Dering – 121,648; Mrs. Evans – 32,360; Mr. Glauber – 26,000; Senator Mack – 9,000; Mr. McDaniel – 309,103; Dr. McKinnell – 29,180; Mr. Murray – 131,448; Mr. Rutherfurd – 531,099; Mr. Woodham – 80,500; and all current directors and executive officers as a group – 1,396,163. Also includes 2,141 shares of restricted stock for each of Messrs. Adams and Glauber, Mrs. Evans, Senator Mack and Dr. McKinnell.

(2)	Consists of stock units (payable to non-employee directors after retirement), the value of which is measured by the price of the Common Stock. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends. Stock units are credited to non-employee directors in three circumstances. First, directors who elect to defer fees under the Moody’s Corporation Nonfunded Deferred Compensation Plan for Non-Employee Directors may elect to receive the investment return of the Common Stock on their deferred compensation balances (payable in cash). On December 31, 2003, Dr. McKinnell had a share-equivalent deferred compensation balance of 5,250 shares. Second, in November 1996, non-employee directors of the company then known as The Dun & Bradstreet Corporation were issued phantom stock units (payable in cash) in replacement of accrued retirement benefits then held by them under a directors’ retirement plan that was discontinued at that time. These phantom stock units were replaced by a grant of Old D&B phantom stock units pursuant to 1998 Dun & Bradstreet Corporation Replacement Plan for Certain Non-Employee Directors Holding Dun & Bradstreet Corporation Equity-Based Awards (the “Directors’ Replacement Plan”) in connection with the separation in June 1998 of Old D&B and R.H. Donnelley Corporation (which prior thereto comprised one entity then known as The Dun & Bradstreet Corporation) into two publicly traded companies. The following directors had the indicated phantom stock unit share-equivalent balances as of December 31, 2003: Mr. Adams – 8,539; and Mrs. Evans – 10,572. Third, non- employee directors have been given the option to defer receipt of performance shares earned by them under the Directors’ Replacement Plan and the 1998 Directors Plan. The following directors had the indicated deferred performance share balances as of December 31, 2003: Mr. Adams – 1,442; Mrs. Evans – 2,869; Mr. Glauber – 774; and Dr. McKinnell – 775.

(3)	Includes 72,678 shares beneficially owned by Ms. Dering’s spouse, an employee of Moody’s Investors Service, of which 66,783 shares are subject to options exercisable within 60 days after December 31, 2003.

(4)	Includes 40,770 shares owned by Mrs. Evans’ spouse as to which Mrs. Evans disclaims beneficial ownership.

(5)	As set forth in the most recent amended Schedule 13G jointly filed with the SEC by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to all of such 24,000,000 shares and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 7,859,700 of such 24,000,000 shares.

(6)	This address is listed in the most recent amended Schedule 13G as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131, and the address of each of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.

(7)	A Schedule 13G filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 11, 2004 reported that Davis, a registered investment adviser, had sole voting and dispositive power over 9,570,549 shares.

(8)	A Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“GSAM LP”) with the SEC on February 12, 2004 reported that GSAM LP, a registered investment adviser, had sole voting power with respect to 6,785,795 shares and sole dispositive power over 8,116,940 shares.

EXECUTIVE COMPENSATION

      The table below sets forth, for the three years ended December 31, 2003, 2002 and 2001, the compensation of the CEO and each of the four other most highly compensated executive officers of the Company (the named Company executives).

Summary Compensation Table

						Long-Term
						Compensation

		Annual Compensation				Awards	Payouts

					Other	Securities	Long-Term
					Annual	Underlying	Incentive	Other
			Bonus		Compensation	Options	Payouts	Compensation
	Year	Salary ($)	($)(1)		($)(2)	(#)(3)(4)	($)	($)(5)

John Rutherfurd, Jr.	2003	840,000	1,953,000		0	159,000	0	196,854
Chairman and Chief	2002	799,999	1,316,666		184,449	173,000	578,612 (6)	197,550
Executive Officer	2001	705,000	1,395,000		0	0	0	108,796
Raymond W. McDaniel, Jr.(7)	2003	532,533	1,340,000		0	106,000	0	136,184
Chief Operating Officer	2002	480,000	960,400		0	115,000	0	126,990
	2001	438,423	931,000		0	0	0	57,958
Chester V. A. Murray(8)	2003	410,000	580,000		0	43,000	0	104,517
Senior Vice President and	2002	390,000	736,500		98,825	40,000	0	88,650
Chief Human Resources Officer	2001
Douglas M. Woodham(9)	2003	459,680	437,669		0	92,000	0	109,351
Senior Vice President	2002	442,001	739,700		0	100,000	0	48,780
	2001	106,250	150,000	(10)	0	25,000	0	7,969
Jeanne M. Dering	2003	378,800	489,645		0	46,000	0	86,958
Senior Vice President and	2002	345,000	575,600		0	50,000	0	73,980
Chief Financial Officer	2001	310,000	477,000		0	0	0	37,021

(1)	The bonus amounts shown in this column were earned with respect to each year indicated and generally were paid in the following year.

(2)	The amounts shown in this column for Mr. Rutherfurd and Mr. Murray represent reimbursement for taxes. In Mr. Murray’s case, that reimbursement was associated with an international assignment.

(3)	The amounts shown in this column represent the number of non-qualified options granted in each year indicated.

(4)	The option grant that customarily would have been awarded in 2001 was accelerated to October 3, 2000 in connection with the Spin-Off. Those options are exercisable in four equal annual installments, the first of which was October 3, 2001, and expire on October 3, 2010.

(5)	The amounts shown in this column represent aggregate annual Company contributions for the account of each named executive officer under the Profit Participation Plan and the Profit Participation Benefit Equalization Plan (“PPBEP”), which plans are open to substantially all employees of the Company and certain of its subsidiaries. The Profit Participation Plan is a tax-qualified defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the Profit Participation Plan equal to the amount of Company contributions that would have been made to the participants’ Profit Participation Plan accounts but for certain Federal tax laws.

(6)	The amount shown represents the value of 13,277 shares awarded upon full satisfaction of a long-term performance award granted in April 1999, based upon the closing stock price on April 30, 2002, the end of the three-year performance period.

(7)	Mr. McDaniel served as Executive Vice President, Global Ratings and Research, of the Company until January 2004, at which time he became the Chief Operating Officer of the Company.

(8)	Mr. Murray became an executive officer of the Company as of October 29, 2002. Amounts shown for 2002 include salary and other compensation for his employment with the Company for the portion of the year prior to which he was named an executive officer.

(9)	Mr. Woodham served as Senior Vice President/ Corporate Development Strategy and Technology of the Company until January 2004, at which time he became a Senior Vice President of the Company.

(10)	The amount shown represents the bonus amounts earned from Mr. Woodham’s date of employment with the Company, October 1, 2001. A portion of that bonus amount includes a sign-on bonus paid in 2001.

      The table below sets forth information concerning grants of stock options to purchase Common Stock during the year ended December 31, 2003 to the named Company executives.

Option Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base		Grant Date
	Granted	Fiscal Year	Price	Expiration	Present Value
Name	(#)(1)	(%)	($/Share)	Date	($)(2)

John Rutherfurd, Jr.	159,000	4.41	42.535	02/07/13	2,067,954
Raymond W. McDaniel, Jr.	106,000	2.94	42.535	02/07/13	1,378,636
Chester V.A. Murray	43,000	1.19	42.535	02/07/13	559,258
Douglas M. Woodham	92,000	2.55	42.535	02/07/13	1,196,552
Jeanne M. Dering	46,000	1.28	42.535	02/07/13	598,276

(1)	These options are exercisable in four equal annual installments, the first of which was February 7, 2004, and expire on February 7, 2013.

(2)	Grant date present value is based on the Black-Scholes option valuation model, applying the following assumptions: an expected stock-price volatility factor of 30%; a risk-free rate of return of 3.03%; a dividend yield of 0.41%; and an expected time to exercise of 5 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

      The table below sets forth information concerning options exercised by each of the named Company executives during the year ended December 31, 2003, and the number and value of exercisable and unexercisable options held as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal		Options at
	Acquired	Value	Year-End(#)		Fiscal Year-End($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John Rutherfurd, Jr.	9,973	409,572	448,099	379,525	15,718,414	8,636,441
Raymond W. McDaniel, Jr.	5,479	184,385	246,500	251,081	8,531,154	5,731,096
Chester V.A. Murray	10,071	318,961	108,181	93,821	3,887,495	2,128,642
Douglas M. Woodham	5,000	104,650	32,500	179,500	694,750	3,501,130
Jeanne M. Dering	0	0	93,905	110,117	3,100,419	2,534,280

(1)	Value is calculated as the difference between the closing price of the Common Stock of $60.55 on December 31, 2003 and the option exercise price.

Retirement Benefits

      The tables below set forth the estimated aggregate annual benefits payable under the Moody’s Corporation Retirement Account (the “Retirement Account”), Pension Benefit Equalization Plan (“PBEP”) and Supplemental Executive Benefit Plan (“SEBP”) to persons in specified average final compensation and credited service classifications upon retirement at age 65.

      The Governance and Compensation Committee approved the inclusion of Mr. McDaniel and Ms. Dering as participants in an amended SEBP on October 22, 2001, and approved the inclusion of Mr. Murray as a participant in that amended SEBP effective as of September 1, 2003. Mr. Rutherfurd had been a participant in the SEBP prior to October 22, 2001 and, as such, is subject to the terms of the SEBP prior to the amendment thereof.

      Table I sets forth estimates of the aggregate annual retirement benefits for Mr. Rutherfurd based on various assumptions regarding average final compensation and years of credited service. Table II sets forth such estimates for Messrs. McDaniel and Murray and Ms. Dering. For Mr. Rutherfurd, the aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years. For Messrs. McDaniel and Murray and Ms. Dering, the aggregate annual retirement benefits do not increase as a result of additional credited service after 30 years.

Table I

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years

$ 400,000	$80,000	$160,000	$200,000	$240,000
450,000	90,000	180,000	225,000	270,000
550,000	110,000	220,000	275,000	330,000
700,000	140,000	280,000	350,000	420,000
850,000	170,000	340,000	425,000	510,000
1,000,000	200,000	400,000	500,000	600,000
1,300,000	260,000	520,000	650,000	780,000
1,600,000	320,000	640,000	800,000	960,000
1,900,000	380,000	760,000	950,000	1,140,000

Table II

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years	30 Years

$ 400,000	$40,000	$80,000	$120,000	$160,000	$240,000
450,000	45,000	90,000	135,000	180,000	270,000
550,000	55,000	110,000	165,000	220,000	330,000
700,000	70,000	140,000	210,000	280,000	420,000
850,000	85,000	170,000	255,000	340,000	510,000
1,000,000	100,000	200,000	300,000	400,000	600,000
1,300,000	130,000	260,000	390,000	520,000	780,000
1,600,000	160,000	320,000	480,000	640,000	960,000
1,900,000	190,000	380,000	570,000	760,000	1,140,000

      Average final compensation under the SEBP is defined as the highest average annual compensation during 5 consecutive 12-month periods in the last 10 consecutive 12-month periods of the participant’s credited service. Participants vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the tables above are calculated on a straight-life annuity basis. Amounts shown in the tables above include benefits payable under the Retirement Account, the PBEP, and U.S. Social Security.

      The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasury interest rate equivalent with a minimum compounded annual interest credit rate of 3%.

      The projected retirement benefit payable from the Retirement Account and PBEP at normal retirement age to Mr. Woodham, who is not a participant in the SEBP, is $295,371. The projected benefit for Mr. Woodham is based on assumed future salary increases of 5% per annum, annual bonus payments of 100% of annual base salary and a 30-year Treasury interest rate equivalent of 5.07%. The approximate number of years of credited service under the plans as of December 31, 2003 are as follows: Mr. Rutherfurd – 16; Mr. McDaniel – 17; Mr. Woodham – 2; Mr. Murray – 18; and Ms. Dering – 18.

      For the purpose of determining retirement benefits, compensation for a given year consists of the aggregate of salary, wages, regular cash bonuses, commissions and overtime pay that are paid to the applicable employee in such year. Severance pay, contingent payments and other forms of special remuneration are excluded. Since the Summary Compensation Table above includes for each year bonuses that are earned in such year but not paid until the following year, compensation for purposes of determining retirement benefits varies from that shown in the Summary Compensation Table.

      For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. The 2003 compensation for purposes of determining retirement benefits was as follows: Mr. Rutherfurd – $2,156,666; Mr. McDaniel – $1,492,933; Mr. Woodham – $1,199,380; Mr. Murray – $1,146,500; and Ms. Dering – $954,400.

Certain Transactions

      In April 2003, Ms. Dering’s spouse, an employee of Moody’s Investors Service, exercised options to purchase 3,000 shares of Common Stock for an aggregate price of $50,285.70, resulting in a pre-tax gain of $93,069.30. The shares were sold on the same day the options were exercised, and the transaction was filed with the SEC on a Form 4. Ms. Dering’s spouse earned salary and bonus payments during 2003 totaling $627,450, and participates in other employee benefit arrangements on terms consistent with other employees at his level.

Career Transition Plan

      All of the Company’s executive officers named in the Summary Compensation Table above currently participate in the Company’s Career Transition Plan (“CTP”). The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed upon resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive’s annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive was participating at the time of termination, provided that the executive was employed for at least six full months during the calendar year of termination;

(ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/ counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives the Company’s Chairman and CEO the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

Change-in-Control Agreement

      The Company has entered into an agreement with Mr. Rutherfurd providing for certain benefits upon actual or constructive termination of employment in the event of a change-in-control of the Company. If, following a change-in-control, Mr. Rutherfurd is terminated other than for cause or by reason of death, disability or normal retirement, or Mr. Rutherfurd terminates employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), he will be entitled to receive: (i) a lump sum payment equal to three times the sum of salary plus guideline bonus opportunity; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits; (iv) outplacement consulting in the amount of 20% of the sum of salary plus guideline bonus opportunity, but not exceeding $100,000; (v) immediate vesting of all deferred compensation and benefit plan entitlements; (vi) a prorated annual target bonus for the year in which the change-in-control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

Overview of Executive Compensation Philosophy and Program

      The Governance and Compensation Committee establishes the performance objectives and the compensation of the Company’s key executives, including the Chairman and CEO. The Committee consists entirely of independent non-employee directors and is chaired by Dr. McKinnell. The Company’s executive compensation program is designed to:

•	provide a competitive total compensation package that will retain key executives and motivate them to achieve outstanding performance for the Company;

•	link a substantial part of each key executive’s compensation to the achievement of the Company’s financial and strategic objectives and to the individual’s performance; and

•	align key executives’ rewards with increases in shareholder value.

      In establishing compensation of executive officers, the Committee considers pay levels in a compensation peer group (the “Peer Group”) consisting of financial services companies with market capitalization comparable to the Company, as well as other factors noted below. The Company’s executive compensation program consists of the following three components:

•	Base Salaries. In setting base salaries, the Committee evaluates a variety of factors, including competitive pay levels, scope of responsibilities, individual performance and prior experience.

•	Annual Cash Incentives. Through the annual cash incentive program, a significant portion of total cash compensation is “at risk” and is paid based on both Company and individual performance against quantitative and qualitative measures.

•	Longer-Term Incentives. Long-term compensation consists of stock options and, commencing in 2004, restricted stock and is intended to align executive pay with shareholder value creation.

Evaluation of Key Executive Performance

      Each year, the Governance and Compensation Committee sets financial and other objectives for the Company and key executives in discussion with the Chairman and CEO and after a review by the Board of Directors of the Company’s annual operating budget. In evaluating the performance of the Chairman and CEO and other key executives, the Committee considers the financial performance of the Company and the performance of the key executives in relation to those objectives, and also considers other relevant criteria such as accomplishments of individual executives and of the management team as a whole. The Committee determines aggregate funding of the Company’s cash incentive program based on the financial performance of the Company, including the Company’s growth in operating income and earnings per share compared with its intermediate-term growth targets, and uses discretion in determining individual cash incentive pay-outs, with the goal of promoting and rewarding outstanding performance.

      During 2003, the Company achieved record financial results, with growth in revenue, operating income and earnings per share that were above the Company’s normative targets, which are currently 12.5% growth in revenue and operating income and 15% growth in earnings per share. The Company broadened its geographic reach and successfully grew revenues from new products, including the Company’s enhanced analysis initiative, credit-related data aggregation and research services, and a variety of analytical tools for the structured finance marketplace. The Company also continued to build on growing the quantitative credit risk assessment and management business of Moody’s KMV Company. These factors demonstrate management’s success in executing its main strategies — capitalizing on the growth of worldwide capital markets, introducing new products and extending the brand.

      Based on these results, the Governance and Compensation Committee approved the 2003 compensation awards shown in the Summary Compensation Table.

Compensation of the Chief Executive Officer

      In determining Mr. Rutherfurd’s 2003 compensation, the Committee considered the performance of the Company, Mr. Rutherfurd’s individual job performance and Peer Group compensation data provided by an outside consultant, as well as the factors noted above under “Evaluation of Key Executive Performance.” The Committee increased Mr. Rutherfurd’s base salary from $799,999 to $840,000 effective as of January 1, 2003. Based on the Company’s solid financial results, and Mr. Rutherfurd’s strong performance in managing the business and continuing to implement its strategy, the Committee awarded him a cash bonus for 2003 of $1,953,000.

Tax Deductibility

      Section 162(m) of the Internal Revenue Code limits income tax deductibility of compensation in excess of $1 million paid to the CEO and the four other most highly compensated individuals serving as executive officers of the Company at the end of the fiscal year to compensation that is “performance-based” as defined under the regulations. Stock options awarded under the Company’s stockholder approved Stock Incentive Plans are performance-based, and any amounts required to be included in an executive’s income upon the exercise of options do not count toward the $1 million limitation. For other compensation to be performance-based under the regulation, it must be contingent on the attainment of performance goals approved by stockholders, and the attainment of these goals must be certified by a committee of the Board which consists entirely of independent directors.

      While the Governance and Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, and annual awards under the 2004 Cash Incentive Plan generally constitute deductible, performance-based compensation, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests.

          The Governance and Compensation Committee

          Henry A. McKinnell, Jr., Chairman

          Hall Adams, Jr.
          Mary Johnston Evans
          Connie Mack

PERFORMANCE GRAPH

      The following graph compares the total cumulative shareholder return of the Company to the performance of Standard & Poor’s Stock 500 Index (the “S&P 500”) and an index of performance peer group companies (the “Performance Peer Group”).

      The Company does not believe there are any publicly traded companies that represent strict peers. However, each of the companies in the Performance Peer Group offers business information products in one or more segments of its business. The Performance Peer Group consists of Dow Jones & Company, Inc., The McGraw-Hill Companies, Pearson PLC, Reuters Group PLC, Thomson Corporation, and Wolters Kluwer nv.

      The comparison assumes that $100.00 was invested in Common Stock and in each of the foregoing indices on October 3, 2000, the date on which the Company commenced regular way trading on the NYSE after the Spin-Off became effective on September 30, 2000. The comparison also assumes the reinvestment of dividends, if any. The total return for the Common Stock was 123% during the performance period as compared with a total return during the same period of -19% for the S&P 500, and -37% for the Performance Peer Group index.

Comparison of Cumulative Total Return

Moody’s Corporation, S&P 500 Index and Peer Group Index

[PERFORMANCE GRAPH]

	MOODY’S
	CORPORATION	S&P 500 INDEX	PEER GROUP INDEX

10/3/00	100	100	100
12/31/00	93.36	92.17	96.91
12/31/01	145.69	81.22	71.09
12/31/02	151.53	63.27	51.76
12/31/03	223.01	81.42	62.98

      The comparisons in the graph above are provided in response to disclosure requirements of the SEC and are not intended to forecast or be indicative of future performance of the Common Stock.

STOCKHOLDER PROPOSAL

      The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, the beneficial owner of 983 shares of Common Stock as of November 17, 2003, has given notice of its intention to make the following proposal at the Annual Meeting.

Performance and Time-Based Restricted Shares Proposal

Resolved, that the shareholders of Moody’s Corporation (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our

Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

Statement of the Board of Directors in Opposition to the Proposal

      The Board of Directors unanimously recommends that stockholders vote AGAINST this stockholder proposal.

      The Board believes that this proposal needlessly restricts the terms of equity compensation arrangements that the Company may use in pursuit of its objectives of attracting and retaining key executives and motivating them to achieve outstanding performance for the Company.

      The Governance and Compensation Committee of the Board, which is composed entirely of independent directors, closely monitors developments in executive compensation and corporate governance practices and adjusts or implements new practices at the Company when it determines that such actions are appropriate and promote the Company’s goals. For example, in late 2002, Moody’s announced that all options granted on or after January 1, 2003 would be expensed over the stock option-vesting period based on their fair value on the date they were issued. More recently, as part of its 2004 executive compensation program, the Committee granted restricted stock to senior officers in lieu of a portion of annual option grants. The restricted stock vests over a period of three to five years, depending on the growth of the Company’s operating income.

      The Board of Directors opposes the stockholder proposal because it would dictate the terms of the equity compensation practices at the Company, thereby restricting the flexibility of the Governance and Compensation Committee. The Board believes that, at least at present, stock options are an important component to the Company’s goal of providing competitive levels of total compensation to executive officers. While consultants and others have expressed differing views on the relative merits of stock options and restricted stock, the Board does not yet believe that the case has been made to abandon the use of stock options, which have long been used by many companies as a component of executive compensation.

      Instead, the Board believes that the Governance and Compensation Committee should continue to develop and implement a comprehensive and competitive compensation program in which stock options and other performance-based arrangements have a role. In order to base compensation on performance factors other than stock price, the Company uses the annual cash incentive program to base a significant portion of each executive’s total cash compensation on both Company and individual performance against specific quantitative and qualitative measures. Accordingly, the Company believes that the proposal’s attempt to dictate the form of compensation utilized by the Governance and Compensation Committee could harm the long-term interests of the Company and its stockholders.

      FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

OTHER BUSINESS

      The Board of Directors knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2005 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 24, 2004. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

      Under the Company’s By-laws, stockholder proposals which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2005 annual meeting of stockholders must be received by the Company at its principal executive offices no earlier than January 27, 2005 and no later than February 16, 2005. Such proposals when submitted must be in full compliance with applicable law and the Company’s By-laws. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to February 16, 2005.

March 24, 2004

Appendix A

MOODY’S CORPORATION

AMENDED AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee’s primary purpose is to represent and assist the Board of Directors in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements and the financial information provided to the Company’s shareholders and others; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s internal controls; and (d) the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Company’s internal audit function and the Independent Auditors. The Committee also oversees the preparation of the report required by the Securities and Exchange Commission’s rules to be included in the Company’s annual proxy statement.

Membership and Meetings

      The Committee shall be comprised of at least three directors, as appointed by the Board, including one chairman. Each member of the Committee shall meet the independence requirements of the New York Stock Exchange, Inc. for directors and audit committee members, and shall be financially literate, both as determined by the Board. At least one member of the Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with the rules and regulations of the Securities and Exchange Commission.

      Meetings shall be held at least four times per year and additional meetings shall be held as needed. The Committee shall report to the Board on its activities on a regular basis. The Committee shall meet privately, periodically, with representatives of the Independent Auditors and the Head of Internal Audit, and with the Chief Financial Officer, the Controller, and the Chief Legal Counsel.

      To fulfill its duties and responsibilities, the Committee shall undertake the following:

Financial Reporting

      1.     The Committee shall review with the Independent Auditors and internal auditors, the adequacy of the Company’s financial reporting processes, both internal and external.

      2.     The Committee shall review: (a) the planned scope and results of audit examinations by the Independent Auditors, including any difficulties the Independent Auditors encountered in the course of their audit work, and management’s response; and (b) the scope and results of the internal audit program.

      3.     The Committee shall review significant changes in accounting principles, any significant disagreements between management and the Independent Auditors and other significant matters in connection with the preparation of the Company’s financial statements, and shall receive required reports from the Independent Auditors.

      4.     The Committee shall: (a) review with management and the Independent Auditors the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) discuss with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) Nos. 61 and 90; and (c) determine whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Reports on Form 10-K.

      5.     The Committee shall review with management and the Independent Auditors the Company’s Quarterly Reports on Form 10-Q, including the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations,” and discuss with the Independent Auditors the matters required to be discussed by SAS No. 100.

      6.     The Committee shall review and discuss earnings press releases, and policies with respect to earnings press releases, other press releases related to financial information and earnings guidance as appropriate.

Independent Auditors

      7.     The Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the Independent Auditors. In this regard, the Committee shall select and retain (subject to shareholder ratification), evaluate, determine funding for, and where appropriate, replace the Independent Auditors.

      8.     The Committee shall receive and review, at least annually, a report by the Independent Auditors describing: (a) the Independent Auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors, and any steps taken to deal with any such issues.

      9.     The Committee shall oversee the qualifications, performance and independence of the Independent Auditors by:

•	receiving from the Independent Auditors, on a periodic basis, a formal written statement delineating all relationships between the Independent Auditors and the Company and containing such other information as may be required by Independence Standards Board Standard No. 1;

•	reviewing, and discussing with the Independent Auditors, on a periodic basis, any disclosed relationships or services (whether between the Independent Auditors and the Company or otherwise), including a summary of permissible non-audit services performed by the Independent Auditors, that may impact the objectivity or independence of the Independent Auditors and considering, at least annually, the independence of the Independent Auditors; and

•	approving in advance all audit and permissible non-audit services to be provided by the Independent Auditors and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the Independent Auditors.

      10.     The Committee shall establish policies for the hiring of employees and former employees of the Independent Auditors.

Evaluation and Charter

      11.     The Committee shall evaluate its performance annually and review and reassess the adequacy of this Charter annually.

Compliance

      12.     The Committee shall receive reports regarding, and review with the Independent Auditors, internal auditors and management, the adequacy and effectiveness of: (a) the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Committee by the Independent Auditors or management; and (b) the Company’s disclosure controls and procedures.

      13.     The Committee shall review: (a) legal and regulatory compliance matters; (b) the Company’s policies with respect to risk assessment and risk management, and contingent liabilities and risks that may be material to the Company; (c) the Company’s policies and procedures designed to promote compliance with laws, regulations, and internal policies and procedures; and (d) major legislative and regulatory developments which could materially impact the Company. This will be facilitated through the receipt of reports from management, legal counsel and third parties as determined by the Committee.

      14.     The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

      15.     On a periodic basis, the Committee shall review the Company’s code of conduct and discuss with management the Company’s program to monitor compliance with the Company’s code of conduct.

      16.     On an annual basis, the Committee shall review and discuss with management: (a) the Company’s policies and procedures regarding officers’ expenses and perquisites; and (b) a summary of officers’ expenses and use of corporate assets.

Outside Advisors

      The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain such independent counsel, accountants, or other advisors as it determines appropriate to assist it in the performance of its functions, and shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any such advisors.

Appendix B

AMENDED AND RESTATED 2001 MOODY’S CORPORATION

KEY EMPLOYEES’ STOCK INCENTIVE PLAN

1.	Purpose of the Plan

      The purpose of the Plan is to aid the Company and its Affiliates in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

      The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: Any entity (i) 20% or more of the voting equity of which is owned or controlled directly or indirectly by the Company, or (ii) that had been a business, division or subsidiary of the Company, the equity of which has been distributed to the Company’s shareholders, even if the Company thereafter owns less than 20% of the voting equity.

(c) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e) Board: The Board of Directors of the Company.

(f) Change in Control: The occurrence of any of the following events:

(i) any “Person” as such term is used in Section 13(d) and 14(d) of the Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person would hold 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(g) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h) Committee: The Governance and Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

(i) Company: Moody’s Corporation, a Delaware corporation.

(j) Disability: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

(k) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 17 of the Plan.

(l) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(m) ISO: An Option that is also an incentive stock option granted pursuant to Section 7(d) of the Plan.

(n) LSAR: A limited stock appreciation right granted pursuant to Section 8(d) of the Plan.

(o) Other Stock-Based Awards: Awards granted pursuant to Section 9 of the Plan.

(p) Option: A stock option granted pursuant to Section 7 of the Plan.

(q) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

(r) Participant: An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.

(s) Performance-Based Awards: Other Stock-Based Awards granted pursuant to Section 9(b) of the Plan.

(t) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(u) Plan: The Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan.

(v) Post-Retirement Exercise Period: As such term is defined in Section 7(f) of the Plan.

(w) Restricted Stock: Restricted stock granted pursuant to Section 9 of the Plan.

(x) Restricted Stock Unit: A restricted stock unit representing a right to acquire a fixed number of Shares at a future date, granted pursuant to Section 9 of the Plan.

(y) Retirement: Termination of employment with the Company or an Affiliate after such Participant has attained age 55 and five years of service with the Company; or, with the prior written consent of the Committee that such termination be treated as a Retirement hereunder, termination of employment under other circumstances.

(z) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

(aa) Special Exercise Period: As such term is defined in Section 7(f) of the Plan.

(bb) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 8 of the Plan.

(cc) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(dd) Termination of Employment: A Participant’s termination of employment with the Company or an Affiliate, as the case may be.

3.	Shares Subject to the Plan

      The maximum number of Shares with respect to which Awards may be granted under the Plan shall be 12,800,000 (subject to adjustment in accordance with the provisions of Section 10 hereof), whether pursuant to ISOs or otherwise. Of that number, not more than 2,500,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) will be available for grants under the Plan of unrestricted Shares, Restricted Stock, Restricted Stock Units or any Other Stock-Based Awards pursuant to Section 9 hereof. The maximum number of Shares with respect to which Awards of any and all types may be granted during a calendar year to any Participant shall be limited, in the aggregate, to 400,000. The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares which are subject to Awards which terminate, expire, are forfeited or lapse may be utilized again with respect to Awards granted under the Plan.

4.	Administration

      The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such

Participants are similarly situated. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant or the exercise of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value on the date of the exercise of an Award sufficient to satisfy the applicable withholding taxes. In addition, with the approval of the Committee, a Participant may satisfy any additional tax that the Participant elects to have the Company withhold by delivering to the Company or its designated representative Shares already owned by the Participant or, in the case of Shares acquired through an employee benefit plan, Shares held by the Participant for more than six months. If the chief executive officer of the Company is a member of the Board, the Board by specific resolution may constitute such chief executive officer as a committee of one which shall have the authority to grant Awards of up to an aggregate of 100,000 Shares in each calendar year to Participants who are not subject to the rules promulgated under Section 16 of the Act (or any successor section thereto) or “covered employees” as defined in Section 162(m) of the Code; provided, however, that such chief executive officer shall notify the Committee of any such grants made pursuant to this Section 4.

5.	Eligibility

      Key employees (but not members of the Committee or any person who serves only as a director) of the Company and its Affiliates, who are from time to time responsible for the management, growth and protection of the business of the Company and its Affiliates, and consultants to the Company and its Affiliates, are eligible to be granted Awards under the Plan. Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by the Awards granted to each Participant.

6.	Limitations

      No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

7.	Terms and Conditions of Options

      Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such shares of Common Stock have been held by the Participant for no less than six months, (iii) partly in cash and partly in such Shares, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased, or (v) through such other means as shall be prescribed in the Award agreement. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the occurrence of the exercise date (determined as set forth above) and, if applicable, the satisfaction of any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). Unless otherwise permitted under Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. Notwithstanding Section 5 hereof, ISOs may be granted solely to employees of the Company and its Subsidiaries.

(e) Exercisability Upon Termination of Employment by Death or Disability. Upon a Termination of Employment by reason of death or Disability after the first anniversary of the date of grant of an Option, (i) the unexercised portion of such Option shall immediately vest in full and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining stated term of the Option or (B) five years after the date of death or Disability.

(f) Exercisability Upon Termination of Employment by Retirement. Upon a Termination of Employment by reason of Retirement after the first anniversary of the date of grant of an Option, an unexercised Option may thereafter be exercised during the shorter of (i) the remaining stated term of the Option or (ii) five years after the date of such Termination of Employment (the “Post-Retirement Exercise Period”), but only to the extent to which such Option was exercisable at the time of such Termination of Employment or becomes exercisable during the Post-Retirement Exercise Period as if such Participant were still employed by the Company or an Affiliate; provided, however, that if a Participant dies within a period of five years after such Termination of Employment, an unexercised Option may thereafter be exercised, during the shorter of (i) the remaining stated term of the Option or (ii) the period that is the longer of (A) five years after the date of such Termination of Employment or (B) one year after the date of death (the “Special Exercise Period”), but only to the extent to which such Option was exercisable at the time of such Termination of Employment or becomes exercisable during the Special Exercise Period.

(g) Effect of Other Termination of Employment. Upon a Termination of Employment for any reason (other than death, Disability or Retirement after the first anniversary of the date of grant of an Option as described above), an unexercised Option may thereafter be exercised during the period ending 30 days after the date of such Termination of Employment, but only to the extent to which such Option was exercisable at the time of such Termination of Employment. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Options held by a Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

(h) Nontransferability of Stock Options. Except as otherwise provided in this Section 7(h), a stock option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and during the lifetime of a Participant an option shall be exercisable only by the Participant. An option exercisable after the death of a Participant or a transferee pursuant to the following sentence may be exercised by the legatees, personal representatives or distributees of the Participant or such transferee. The Committee may, in its discretion, authorize all or a portion of the options previously granted or to be granted to a Participant, other than ISOs, to be on terms which permit irrevocable transfer for no consideration by such Participant to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Participant, any trust in which these persons have more than 50% of the beneficial interest, any foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests (“Eligible Transferees”), provided that (i) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section and (ii) subsequent transfers of transferred options shall be prohibited except those in accordance with the first sentence of this Section 7(h). The Committee may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act of 1933 or any comparable Form from time to time in effect. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of Termination of Employment of Sections 7(e), 7(f) and 7(g) hereof shall continue to be applied with respect to the original Participant, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, in Sections 7(e), 7(f) and 7(g). The Committee may delegate to a committee consisting of employees of the Company the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of options eligible to transfer options, as well as to make other determinations with respect to option transfers.

(i) Elective Deferral.

(i) Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may provide that a Participant may elect to defer delivery of the proceeds of exercise of an unexercised Option, provided that such election is in accordance with rules which may be established by the Committee, is irrevocable and is made (A) at least two years (or such shorter period as may be determined by the Committee) prior to the date that such Option otherwise would expire and (B) at least one year (or such shorter period as may be determined by the Committee) prior to the date such Option is exercised. Upon such exercise, the amount deferred shall be credited, at the date of exercise, to a deferred compensation account pursuant to a deferred compensation agreement between the Participant and the Company, and shall be payable at such time or times and in such manner as shall be provided in such agreement, provided that the date as of which payment shall be made or payments shall commence shall be not less than two years (or such shorter period as may be determined by the Committee) subsequent to the date of exercise, but not later than the first day of the third month following the Participant’s Termination of Employment.

(ii) Each Participant shall have the status of a general unsecured creditor of the Company with respect to his or her deferred compensation account, and such account constitutes a mere promise by the Company to make payments with respect thereto.

(iii) A Participant’s right to benefit payments under the Plan with respect to his or her deferred compensation account may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the Participant or the Participant’s beneficiary and any attempt to do so shall be void.

8.	Terms and Conditions of Stock Appreciation Rights

      (a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).

      (b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant to exercise the Stock Appreciation Right in whole or in part and, upon such exercise, to receive from the Company an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the portion of the Stock Appreciation Right so exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

      (c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

      (d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

9.	Other Stock-Based Awards

      (a) Generally. The Committee, in its sole discretion, may grant Awards of unrestricted Shares, Restricted Stock, Restricted Stock Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (collectively, “Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof).

      (b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of one or more pre-established, objective performance goals established in writing by the Committee, for a performance period established by the Committee, (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of a Performance-Based Award to any Participant with respect to a fiscal year of the Company shall be $5,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect prior to the commencement of the relevant services to defer payment of a Performance-Based Award.

      (c) Terms and Conditions of Restricted Stock and Restricted Stock Units.

(i) Grant. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an agreement in form approved by the Committee. The vesting of a Restricted Stock Award or Restricted Stock Unit granted under the Plan may be conditioned upon the completion of a specified period of employment with the Company or an Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

(ii) Receipt of Restricted Stock. As soon as practicable after an Award of Restricted Stock has been made to a Participant, there shall be registered in the name of such Participant or of a nominee the number of Shares of Restricted Stock so awarded. Except as provided in the applicable agreement, no Shares of Restricted Stock may be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a Participant shall have the right to vote and receive dividends on the Shares of Restricted Stock granted to him or her under the Plan. Unless otherwise provided in the applicable agreement, any Shares received as a dividend on such Restricted Stock or in connection with a stock split of the Shares of Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(iii) Payments Pursuant to Restricted Stock Units. Restricted Stock Units may not be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Restricted Stock Units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the Restricted Stock Unit (unless a Deferral Election has been made), certificates for Shares shall be delivered to the Participant or his legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable, in a number equal to the Shares covered by the Restricted Stock Unit. A Participant may elect to defer receipt of his certificates (a “Deferral Election”)

beyond the vesting date for a specified period or until a specified event, subject to the Committee’s approval and to such terms as are determined by the Committee in its discretion, provided that any such Deferral Election is made at least one year (or such shorter period as may be determined by the Committee) prior to the date on which the Restricted Stock Unit would vest.

(iv) Effect of Termination of Employment or Death. Upon a Termination of Employment by reason of death, Disability or Retirement after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, the Restricted Stock or Restricted Stock Units shall immediately vest in full and all restrictions on such Awards shall terminate. Upon a Termination of Employment for any reason other than death, Disability or Retirement, a Participant’s unvested Restricted Stock and Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Restricted Stock or Restricted Stock Units held by the Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

10.	Adjustments Upon Certain Events

      Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee shall make such substitution or adjustment, if any, as it, in its sole discretion and without liability to any person, deems to be equitable to prevent substantial dilution or enlargement of the rights granted to Participants, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

(b) Change in Control. In the event of a Change in Control, Awards granted under the Plan shall accelerate as follows: (i) each Option and Stock Appreciation Right shall become immediately vested and exercisable; provided, however, that if such Awards are not exercised prior to the date of the consummation of the Change in Control, the Committee, in its sole discretion and without liability to any person, may provide for (A) the payment of a cash amount in exchange for the cancellation of such Award and/or (B) the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards (previously granted hereunder) as of the date of the consummation of the Change in Control; (ii) restrictions on Awards of restricted shares shall lapse; and (iii) Other Stock-Based Awards shall become payable as if targets for the current period were satisfied at 100%.

11.	No Right to Employment

      The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment of such Participant.

12.	Successors and Assigns

      The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

      Except as provided in Section 7(h) of the Plan, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a

Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 13 or any part thereof (except with respect to ISOs) to the extent that this Section 13 or any part thereof is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

14.	Amendments or Termination

      The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, neither the Committee nor the Board may amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

15.	International Participants

      With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code (or any successor section thereto), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

16.	Choice of Law

      The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

17.	Effectiveness of the Plan

      The Plan, as amended and restated, shall be effective as of April 27, 2004, upon its approval by the stockholders at the 2004 Annual Meeting.

Appendix C

2004 MOODY’S CORPORATION

COVERED EMPLOYEE CASH INCENTIVE PLAN

1.	Purpose of the Plan

      The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of periodic cash bonus awards to certain management employees of the Company and its Subsidiaries, thereby motivating such employees to attain performance goals established pursuant to the Plan.

2.	Definitions

      The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Award: A periodic cash bonus award granted pursuant to the Plan.

(c) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d) Board: The Board of Directors of the Company.

(e) Change in Control: The occurrence of any of the following events:

(i) any “Person” as such term is used in Section 13(d) and 14(d) of the Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person would hold 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(f) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g) Committee: The Governance and Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(h) Company: Moody’s Corporation, a Delaware corporation.

(i) Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto) and the Treasury Regulations promulgated thereunder.

(j) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

(k) Participant: A Covered Employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(l) Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

(m) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act or any successor sections thereto.

(n) Plan: The 2004 Moody’s Corporation Covered Employee Cash Incentive Plan.

(o) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

(p) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Administration

      The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and the Treasury Regulations promulgated thereunder. The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion, to the extent that any such action taken by the Board is consistent with the applicable provisions of Section 162(m) of the Code. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Sections 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.	Eligibility and Participation

      The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the Covered Employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries.

5.	Awards

      (a) Performance Goals. A Participant’s Award shall be determined based on the attainment of one or more pre-established, objective performance goals established in writing by the Committee, for a Performance Period established by the Committee, (i) at a time when the outcome for the Performance Period is substantially uncertain and (ii) not later than 90 days after the commencement of the Performance Period to which the performance goal relates, but in no event after 25 percent of the relevant Performance Period has elapsed. The performance goals shall be based upon one or more or the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (iv) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (xix) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of an Award to any Participant with respect to a fiscal year of the Company shall be $5,000,000.

      (b) Payment. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify in writing and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period.

      (c) Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code and the Treasury Regulations promulgated thereunder to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards; provided, however, that the Committee may, in its sole discretion, administer the Plan in violation of Section 162(m) of the Code.

      (d) Termination of Employment. If a Participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period (other than a Performance Period in which a Change in Control occurs), a pro-rata share of the Participant’s award based on the period of actual participation shall be paid to the Participant after the end of the Performance

Period if it would have become earned and payable had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee.

6.	Amendments or Termination

      The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of Section 162(m) of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

7.	No Right to Employment

      Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.	Nontransferability of Awards

      An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.	Reduction of Awards

      Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.	Adjustments Upon Certain Events

      (a) Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

      (b) Change in Control. In the event that (i) a Participant’s employment is actually or constructively terminated during a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, payment pursuant to his or her Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

11.	Miscellaneous Provisions

      The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate).

      The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.	Governing Law

      The interpretation, performance and enforcement of this Plan and any disputes or controversies arising with respect to the transactions contemplated herein, shall be governed by the laws of the State of Delaware, irrespective of Delaware’s choice of law principles that would apply the law of any other jurisdiction.

13.	Effective Date

      The Plan shall be effective as of April 27, 2004.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 27, 2004

    The undersigned hereby appoints John Rutherfurd, Jr., Jeanne M. Dering and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 2004 at 9:30 a.m., local time, at the Company’s offices at 99 Church Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting.

    This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

    To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this proxy card on the reverse, tear off at the perforation and mail promptly in the enclosed postage-paid envelope.

Mark this box if you plan to attend the Annual Meeting. ☐

    To change your address, please mark this box ☐
     and indicate below.

☐	Please sign and date below, detach and return in enclosed envelope or vote by telephone or Internet.	☒	Votes must be indicated (x) in Black or Blue ink.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR EACH OF PROPOSALS II, III AND IV, AND AGAINST PROPOSAL V.

The Board of Directors recommends a vote FOR its nominees and FOR Proposals II, III and IV.

I.	Election of three Class III Directors and one Class II Director:
	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees for Class III: 01 – Basil L. Anderson, 02 – Raymond W. McDaniel, Jr.,

03 – John Rutherfurd, Jr.
Nominee for Class II: 04 — John K. Wulff
(Instructions: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions

II.	Approval of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

III.	Approval of the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

IV.	Ratification of the appointment of independent accountants for 2004	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST Proposal V.

V.	Stockholder proposal regarding performance and time-based restricted shares	FOR ☐	AGAINST ☐	ABSTAIN ☐
And, in its discretion, in the transaction of such other business as may properly come before the Annual Meeting.

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Share Owner sign here___________________________Date

Co-Owner sign here_____________________________Date

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Dear Stockholder:

      Moody’s Corporation encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

1.	TO VOTE OVER THE INTERNET

•	Log on to the Internet and go to the web site https://www.proxyvotenow.com/mco

2.	TO VOTE OVER THE TELEPHONE

•	On a touch-tone telephone, call 1-888-216-1319, 24 hours a day, 7 days a week.

      Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

      If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

THANK YOU FOR VOTING!